Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 22, 2000, October 1, 2001, February 5, 2003 and March 10, 2003.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) adopted resolutions to amend Article IV of the Restated Certificate of Incorporation of the Corporation by amending and restating the first paragraph within such Article to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment of the Restated Certificate of Incorporation has been duly executed by its authorized officer this 5th day of June 2007.

CORAUTUS GENETICS INC.

By	/s/ Richard E. Otto
Richard E. Otto
Chief Executive Officer